Attorneys at Law
                                                                 Suite 2800
                                                      1100 Peachtree Street
                                               Atlanta, Georgia  30309-4530
                                                    Telephone: 404.815.6500
                                                    Facsimile: 404.815.6555

                                                 E-mail: shale@kilstock.com
          July 24, 1997
                                                  Direct Dial: 404.815.6302



United Community Banks, Inc.
P.O. Box 398
Blairsville, Georgia  30512

     Re: Agreement and Plan of Merger By and Between United Community Banks, Inc. and First Clayton Bancshares, Inc.

Gentlemen:

     At your request, we have examined the registration statement on Form S-4 (the "Registration Statement") to be filed by United Community Banks, Inc. ("United"), a Georgia corporation, with the Securities and Exchange Commission ("SEC") with respect to the registration under the Securities Act of 1933, as amended, of 646,555 shares of Common Stock, $1.00 par value, of United (the "Common Stock") to be issued in connection with the merger of First Clayton Bancshares, Inc. ("First Clayton"), a Georgia corporation, into and with United pursuant to the terms and conditions of that certain Agreement and Plan of Merger between United and First Clayton dated June 12, 1997 (the "Merger Agreement").

     As your counsel we have examined the originals or copies of such documents, corporate records, certificates of public officials, officers of United and other instruments relating to the authorization and issuance of the Common Stock as we consider necessary for the opinion hereinafter expressed. Upon the basis of the foregoing, it is our opinion that the issuance of up to 646,555 shares of Common Stock pursuant to the terms and provisions described in the Merger Agreement has been duly authorized by the Board of Directors of United, and when such shares are issued pursuant to the terms and conditions described in the Merger Agreement and the Registration Statement such shares will be legally and validly issued, fully-paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                              KILPATRICK STOCKTON LLP


                              By: /s/ F. Sheffield Hale
                                    F. Sheffield Hale
                                    A Partner